THIS WARRANT AND THE SECURITIES WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

of

8x8, INC.

Void December 16, 2002

THIS CERTIFIES THAT, for value received, FleetBoston Robertson Stephens Inc. (the "Holder") is entitled, subject to the terms set forth below, to purchase from 8x8, Inc., a Delaware corporation (the "Company"), the number of shares of the Company's Common Stock (the "Shares") equal to ten percent (10%) of $3,750,000 divided by the Conversion Price (as defined below) on the date which is 11 trading days after the date which is 90 days from the date hereof, at the Conversion Price (the "Exercise Price"); provided however, if the Company redeems the Series B Convertible Notes issued to Fisher Capital Ltd. and Wingate Capital Ltd. on December 16, 1999 (the "Notes") pursuant to Section 7 thereof and the Warrants (numbered WB1 and WB2) issued in connection with the Notes become null and void, this Warrant shall become null and void. The number, character and Exercise Price of the Shares are subject to adjustment as provided below. The term "Warrant" as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. "Conversion Price" means the product of (A) 117.5% and (B) the Market Price (as defined below) of the Common Stock on the date which is 90 days from the date hereof (subject to adjustment for stock dividends, stock splits, stock combinations or other similar transactions (each, a "Recapitalization")). "Market Price" shall mean, with respect to any security, that price which shall be computed as the arithmetic average of the closing bid prices for such security during the five (5) consecutive trading days immediately preceding such date of determination. All such determinations shall be appropriately adjusted for any Recapitalizations with respect to such shares.

    Term of Warrant.
      Term of Warrant. Except as otherwise provided herein, this Warrant shall be exercisable, in whole or in part, during the term commencing on the date which is 11 trading days after the date which is 90 days from the date hereof and ending at 5:00 p.m., Pacific Standard Time, on December 16, 2002, and shall be void thereafter.
    Exercise Of Warrants.
      Cash Exercise. The purchase rights set forth in this Warrant are exercisable by the Holder, in whole or in part, at any time, or from time to time commencing on the date which is 11 trading days after the date which is 90 days from the date hereof, prior to the expiration of the term set forth in Section 1 above, by the tender to the Company at its principal office of a notice of exercise in the form attached hereto as Exhibit A (the "Notice of Exercise"), duly completed and executed on behalf of the Holder and the payment to the Company by certified, cashier's or other check acceptable to the Company or by wire transfer of immediately available funds to such account as may be designated by the Company, of the aggregate purchase price of the Shares being purchased.
      Net Issue Exercise. Notwithstanding the payment provisions set forth in Section 2(a) above, if the Shares to be issued upon exercise of this Warrant are not registered and available for resale pursuant to a registration statement in accordance with the Registration Rights Agreement between the Company and the Holder, dated December ___, 1999 the Holder may elect to receive Shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election, in which event the Company shall issue to the Holder that number of Shares computed using the following formula:

      X = Y(A-B)

      A

      Where:

      X = the number of Shares to be issued to the Holder;

      Y = the number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation);

      A = the fair market value of one share of the Shares (at the date of such calculation); and

      B = the Exercise Price (as adjusted to the date of such calculation).

      For purposes of the calculation above, the fair market value per share shall be the product of (i) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq National Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Wall Street Journal for the five (5) trading days prior to the date of determination of fair market value and (ii) the number of Shares for which this Warrant is exercisable.

      Stock Certificates. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its tender for exercise as provided above, and the persons entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on such date. As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company, at its expense, shall deliver to the person or persons entitled to receive the same a certificate or certificates for that number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company shall, at its expense, execute and deliver a new Warrant with the same terms and conditions for the number of Shares that remain subject to this Warrant.
      Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.
    No Rights As Stockholders. This Warrant does not entitle the Holder to any voting right or other rights as a stockholder of the Company prior to the exercise of the Holder's rights to purchase the Shares as provided for herein.
    Transfer of Warrants.
      Warrant Register. The Company shall maintain a register (the "Warrant Register") containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.
      Transferability and Non-negotiability of Warrant. This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company); provided, however, that this Warrant may be assigned by the Holder to any person or entity affiliated with or established by the Holder. Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the "Act"), title to this Warrant may be transferred by endorsement (by the Holder executing the assignment form (the "Assignment Form") attached hereto as Exhibit B) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.
      Exchange of Warrant Upon a Transfer. On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Act and with the limitations on assignments and transfers contained in this Section 5, the Company, at its expense, shall issue to or on the order of the Holder a new warrant or warrants with the same terms and conditions, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of shares issuable upon exercise thereof.
      Compliance with Securities Laws.
        The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Shares to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercised hereof except under circumstances that will not result in a violation of the Act or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Shares so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; provided, however, that the Holder shall be able to transfer such Warrant or Shares (x) as provided in subparagraph (b) above and (y) in such other transactions as may be effected without registration pursuant to the Act or qualification pursuant to any relevant state securities laws and shall confirm such other matters related thereto as may be reasonably requested by the Company.
        This Warrant and all Shares issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form:

    THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER OR SALE MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD HEREOF TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

    Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:
      Investment Purpose. The right to Shares issuable upon exercise of the Holder's rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, except as provided in Section 5 of this Agreement or pursuant to an effective registration statement under the Act, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption from the Act.
      Private Issue. The Holder understands (i) that the Shares issuable upon exercise of the Holder's rights contained herein is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company's reliance on such exemption is predicated on the representations set forth in this Section 6.
      Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.
      Risk of No Registration. The Holder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), or file reports pursuant to Section 15(d) of the Exchange Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase the Shares pursuant to this Warrant or (ii) the Shares issuable upon exercise of this Warrant, it may be required to hold such securities for an indefinite period. The Holder is aware of the provisions of Rule 144 promulgated under the Act.
    Reservation of Stock. The Company covenants that during the term this Warrant is exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Shares upon the exercise of this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation (the "Certificate") to provide sufficient reserves of shares of Common Stock issuable upon exercise of the Warrant. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Warrant shall constitute full authority of its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the exercise of this Warrant.
    Adjustment Rights.

    The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time, as follows:

      Adjustment of Warrant Exercise Price and Number of Shares upon Issuance of Common Stock. If and whenever on or after the date of issuance of this Warrant, the Company issues or sells any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with an employee benefit plan which has been approved by the Board of Directors of the Company or Excluded Securities (as defined below) or upon exercise or conversion of the Other Securities) for a consideration per share less than a price (the "Applicable Price") equal to the average of the Closing Bid Price of the Common Stock on the five (5) consecutive trading days immediately preceding such issue or sale, then immediately after such issue or sale the Exercise Price then in effect shall be reduced to an amount equal to the product of (x) the Exercise Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Applicable Price by the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (II) the consideration, if any, received by the Company upon such issue or sale, by (2) the product derived by multiplying the (I) Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of this Section 8, "Excluded Securities" shall mean any of the following (a) any issuance by the Company of securities in connection with a strategic partnership or joint venture with any entity whose primary business is not investing in or advising other entities, (b) shares of Common Stock issues by the Company in a firm commitment, underwritten public offering, (c) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license or other assets of another person or entity and (d) any issuance by the Company of securities as consideration to a service provider, which is not an officer or director of the Company for services to the Company on commercially reasonable terms and which in the aggregate is less than $1,000,000. "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 8(a)(i) and 8(a)(ii) hereof, regardless of whether any options or convertible securities are actually exercisable or convertible at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of the Warrants. For purposes of this Section 8(a), the following shall be applicable:
        Issuance of Options. If the Company in any manner grants any rights, warrants or options to subscribe for or purchase Common Stock or convertible securities (an "Option") and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any convertible securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such convertible securities" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any convertible security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such convertible securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 8(a)(i) to the extent that such adjustment is based solely on the fact that the convertible securities issuable upon exercise of such Option are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.
        Issuance of Convertible Securities. If the Company in any manner issues or sells any convertible securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this Section 8(a)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion or exchange of such convertible security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 8(a), no further adjustment of the Exercise Price shall be made by reason of such issue or sale. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 8(a)(ii) to the extent that such adjustment is based solely on the fact that such convertible securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.
        Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock acquirable hereunder shall be correspondingly readjusted. For purposes of this Section 8(a)(iii), if the terms of any Option or convertible security that was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or convertible security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.
        Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the Closing Bid Price of such securities for the twenty (20) consecutive trading days immediately preceding the date of receipt. If any Common Stock, Options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or convertible securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding. The determination of such appraiser shall be final and binding upon all parties and the fees and expenses of such appraiser shall be borne by the Company.
        Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in convertible securities or (2) to subscribe for or purchase Common Stock, Options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
      Adjustment of Warrant Exercise Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant will be proportionately decreased.
      Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other transaction) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case:
        the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (A) the numerator shall be the Closing Bid Price on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company's Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the Closing Bid Price on the trading day immediately preceding such record date; and
        either (A) the number of Warrant Shares obtainable upon exercise of this Warrant shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i), or (B) in the event that the Distribution is of common stock of a company whose common stock is traded on a national securities exchange or a national automated quotation system, then the holder of this Warrant shall receive an additional warrant to purchase Common Stock, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable into the amount of the assets that would have been payable to the holder of this Warrant pursuant to the Distribution had the holder exercised this Warrant immediately prior to such record date and with an exercise price equal to the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding clause (i).
      Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holder of this Warrant; provided that no such adjustment will increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 8.
      Notice of Adjustments. In the event that: (i) the Company shall declare any dividend or distribution upon its stock, whether in cash, property, stock or other securities; (ii) the Company shall offer for subscription pro rata to the holders of any class of its Preferred Stock or other convertible stock any additional shares of stock of any class or other rights; (iii) there shall be any capital reorganization, reclassification, consolidation or merger; or (iv) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Holder:
        At least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up; and
        In the case of any such capital reorganization, reclassification, consolidation, merger or sale of all of substantially all of the Company's assets, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such capital reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up).

    Each such written notice shall set forth, in reasonable detail, (i) the event requiring the adjustment, (ii) the amount of the adjustment, (iii) the method by which such adjustment was calculated, (iv) the Exercise Price, and (v) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, addressed to the Holder, at the address as shown on the books of the Company.

    Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale.
      In addition to any adjustments pursuant to Section 8 above, if at any time the Company grants, issues or sells any Options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the "Purchase Rights"), then the holder of this Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
      Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to any individual, limited liability company, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof (each, a "Person") or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") written acknowledgment (in form and substance satisfactory to the holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants then outstanding) to deliver to each holder of Warrants in exchange for such Warrants, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and satisfactory to the holders of the Warrants (including, an adjusted warrant exercise price equal to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and exercisable for a corresponding number of shares of Common Stock acquirable and receivable upon exercise of the Warrants, if the value so reflected is less than the Warrant Exercise Price in effect immediately prior to such consolidation, merger or sale).
    Miscellaneous.
      Effective Date. The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Warrant shall be binding upon any successors or assigns of the Company.
      Attorneys' Fees. In any litigation, arbitration or court proceeding between the Company and the Holder relating hereto, the prevailing party shall be entitled to attorneys' fees and expenses and all costs of proceedings incurred in enforcing this Warrant.
      Governing Law. This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of California.
      Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Warrant are for convenience and are not to be considered in construing this Agreement.
      Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail, addressed (i) to the Holder at the address set forth on the signature page hereof, and (ii) to the Company at 2445 Mission College Blvd., Santa Clara, CA 95054, or at such other address as any such party may subsequently designate by written notice to the other party.
      Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.
      Amendments. Any provision of this Warrant may be amended by a written instrument signed by the Company and by the Holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized.

COMPANY:

8x8, INC.

Dated: December 16, 1999 By:

Paul Voois, Chief Executive Officer

HOLDER:

FLEETBOSTON ROBERTSON STEPHENS INC.

By:

Title:

Address:

(Signature Page(s) to Warrant)

EXHIBIT A

NOTICE OF EXERCISE

(1) The undersigned Holder hereby elects to purchase ________ shares of the Common Stock of 8x8, Inc., pursuant to the terms of the Warrant dated the ___ day of December, 1999 (the "Warrant") between 8x8, Inc. and the Holder, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

(2) In exercising its rights to purchase the Common Stock of 8x8, Inc., the undersigned hereby confirms and acknowledges the investment representations and warranties made in Section 6 of the Warrant.

(3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name

Signature

(4) Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:

Name

Date Signature

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does irrevocably constitute and appoint Paul Voois to make such transfer on the books of 8x8, Inc., maintained for the purpose, with full power of substitution in the premises.

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Securities Act of 1933, as amended, or any applicable state securities law.

Dated: ______________________

Signature of Holder